Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Optical Cable Corporation:

We consent to the incorporation by reference in Registration Statement Nos. 333‑09433, 333-115575, 333-128163, 333-174917, 333-189277, 333-203129, 333-216987 and 333-265551 on Forms S‑8 and Registration Statement No. 333‑103108 on Form S‑3 of Optical Cable Corporation of our report dated December 20, 2023, with respect to the consolidated balance sheets of Optical Cable Corporation and subsidiaries as of October 31, 2023 and 2022, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2023, which report is incorporated by reference in the October 31, 2023 Annual Report on Form 10‑K of Optical Cable Corporation.

/s/ Brown, Edwards & Company, L.L.P.

Roanoke, Virginia
December 20, 2023